SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2005

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 Harvard Mill Square Wakefield, Massachusetts 01880
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 246-3343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 25, 2005, the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) reviewed and revised the Company’s director compensation program.  The revised director compensation program was designed to closely align the interests of the Company’s directors with its stockholders.  The Compensation Committee recommended, and the Board approved the following non-employee director compensation program:

Compensation of Outside Directors

Annual Cash Compensation.  Each non-employee outside director will receive a $16,000 annual retainer fee, to be paid in four equal, quarterly installments, to cover each of the Company’s regular Board meetings, the annual Board meeting and certain special Board meetings that the director attends in person or by telephone.  Each outside director will receive a $1,250 fee for each Board committee meeting that the director attends in person or by telephone.  Additionally, the Non-Executive Chairperson will receive an annual retainer of $20,000, paid in four equal, quarterly installments, and the Audit Committee Chairperson will receive an annual retainer of $10,000, also to be paid in four equal, quarterly installments.

Stock Options.  Each outside director will receive a one-time nonqualified stock option grant to purchase 20,000 shares of our common stock upon that person’s initial election as a director.  Following initial election, and on the date of each annual stockholders’ meeting thereafter, each outside director, upon their reelection, will receive an additional nonqualified stock option grant to purchase 7,500 shares of our common stock.  Additionally, each Board committee chairperson will receive a nonqualified stock option grant to purchase an additional 5,000 shares following their appointment as a Committee chairperson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGEWATER TECHNOLOGY, INC.

Dated: May 27, 2005	By:	/s/ Kevin R. Rhodes
	Name:	Kevin R. Rhodes
	Title:	Chief Financial Officer